Exhibit 5.2

October 31, 2007

Addressees Listed on Exhibit A

Re:	Bear Stearns Structured Products Inc. Trust, Series 2007-R8 Certificates

Ladies and Gentlemen:

I am a Senior Managing Director in the Legal Department of Bear, Stearns & Co. Inc. and in such capacity have acted as counsel to Structured Asset Mortgage Investment II Inc., a Delaware corporation (the "Company"), and, in such capacity, I am familiar with the affairs of the Company.

I am providing this opinion in connection with the issuance and sale by the Company of Bear Stearns Structured Products Inc. Trust, Series 2007-R8 Certificates (the “Certificates”), pursuant to the Pooling Agreement, dated as of October 31, 2007 (the “Pooling Agreement”), between the Company and Wells Fargo Bank, National Association (“Wells Fargo”), as trustee (the “Trustee”).  The Certificates consist of fourteen classes designated as the Class I-A-1, Class I-A-2, Class II-A-1, Class II-A-2, Class III-A-1, Class III-A-2, Class IV-A-1, Class IV-A-2, Class V-A-1, Class V-A-2, Class V-A-3, Class VI-A-1, Class VI-A-2 and the Class R Certificates.  The Class I-A-1, Class I-A-2, Class II-A-1, Class II-A-2, Class III-A-1, Class III-A-2, Class IV-A-1, Class IV-A-2, Class V-A-1, Class V-A-2, Class VI-A-1 and Class VI-A-2 Certificates (the “Offered Certificates”) are offered pursuant to the prospectus supplement dated October 31, 2007, to the prospectus dated June 28, 2007 (collectively, the “Prospectus”).

The Certificates will evidence in the aggregate initial undivided ownership interests of 100% in a trust fund (the “Trust Fund”) consisting primarily of  (i) the Bear Stearns ALT-A Trust II, Mortgage Pass-Through Certificates, Series 2007-1, Class I-A-2, Class II-A-2 and Class III-A-2 Certificates (the “BSAAT 2007-1 Underlying Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of August 1, 2007, among Structured Asset Mortgage Investments II Inc., as depositor, Citibank, N.A., as trustee, Wells Fargo Bank, N.A., as master servicer and securities administrator, and EMC Mortgage Corporation, as servicer and company, (ii) the Structured Asset Mortgage Investments II trust 2007-AR7, Mortgage Pass-Through Certificates, Series 2007-AR7, Class A-4 Certificates (the “SAMI 2007-AR7 Underlying Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of September 1, 2007, among Structured Asset Mortgage Investments II Inc., as depositor, Citibank, N.A., as trustee, Wells Fargo Bank, N.A., as master servicer and securities administrator, and EMC Mortgage Corporation, (iii) the Bear Stearns Asset Backed Securities I Trust 2007-AC3, Asset Backed Certificates, Series 2007-AC3, Class A-1 Certificates and the Class A-3 Certificates (the “BSABS 2007-AC3 Underlying Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of March 1, 2007, among Bear Stearns Asset Backed Securities I LLC, as depositor, Wells Fargo Bank, N.A., as trustee and EMC Mortgage Corporation, as seller, master servicer and company and (iv) the Bear Stearns Asset Backed Securities I Trust 2007-AC5, Asset-Backed Certificates, Series 2007-AC5, Class A-5 Certificates and Class A-6 Certificates (the “BSABS 2007-AC5 Certificates” and, together with the BSAAT 2007-1 Underlying Certificates, the SAMI 2007-AR7 Underlying Certificates and the SAMI 2007-AC3 Underlying Certificates, the “Underlying Certificates”) issued pursuant to the Pooling and Servicing Agreement, dated as of June 1, 2007, among Bear Stearns Asset Backed Securities I LLC, as depositor, Wells Fargo Bank, N.A., as trustee and EMC Mortgage Corporation, as seller, master servicer and company.  The Company acquired the Underlying Certificates from Bear, Stearns & Co. Inc. ("Bear"), pursuant to a Sale Agreement, dated as of October 31, 2007, between the Company and Bear (the “Sale Agreement”).

The Company will sell the Offered Certificates to Bear Stearns & Co. Inc. (“Bear”) pursuant to an Underwriting Agreement dated as of February 26, 2007 and the related Terms Agreement, dated as of October 31, 2007, between the Company and Bear (the “Underwriting Agreement”).   The Sale Agreement, the Pooling Agreement and the Underwriting Agreement are collectively referred to herein as the “Agreements.”  Capitalized terms not defined herein have the meanings assigned to them in the Pooling Agreement. This opinion letter is rendered pursuant to Section 6 of the Underwriting Agreement.

I, or attorneys under my supervision, have examined copies of the Agreements, the Certificate of Incorporation of the Company and the By-Laws of the Company.  I, or attorneys under my supervision, also have examined such agreements, certificates of officers and representatives of the Company and others, and other documents, papers, statutes and authorities as I have deemed necessary to form the basis of the opinions hereinafter expressed.  In such examinations, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals and the conformity to original documents of copies of documents supplied to me.  As to certain matters of fact relevant to the opinions hereinafter expressed, I have relied solely upon statements and certificates of the officers of the Company and others.  I have also assumed (other than with respect to the Company) that the Agreements and all documents and instruments have been duly authorized, executed and delivered by all parties thereto, that all such parties had the power and legal right to execute and deliver the Agreements and all such documents and instruments, and that such Agreements, documents and instruments are valid, binding and enforceable obligations of such parties.

I am admitted to the Bar of the State of New York, and I express no opinion as to any laws other than the State of New York and the General Corporation Law of the State of Delaware and, to the extent set forth below, the laws of the United States.  This opinion is being given as of October 31, 2007 and I express no opinion as to events or conditions subsequent to such date.

Based on the foregoing, I am of the opinion that:

1.           The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to own its assets and conduct its business, to execute, deliver and perform the Agreements and all the transactions contemplated thereby, and the Company has taken all necessary action to authorize the execution, delivery and performance of the Agreements by it, and the Agreements have been duly authorized, executed and delivered by it.

2.           The execution and delivery of the Agreements by the Company and the performance of its obligations under the Agreements will not conflict with any provision of any law or regulation to which the Company is subject or, or to my knowledge, any agreement or instrument to which the Company is a party or by which it is bound, or any order or decree applicable to the Company or, result in the creation or imposition of any lien on any of the Company's assets or properties, in each case which would materially and adversely affect the ability of the Company to carry out the transactions contemplated by the Agreements or, conflict with, result in a breach of or constitute a default under any of the terms, conditions or provisions of any of the Company's organizational documents.

3.           To my knowledge, there is no action, suit, proceeding or investigation pending to which the Company is a party in any court or by or before any other government agency or instrumentality (a) asserting the invalidity of the Agreements or (b) which would materially and adversely affect the performance by the Company of its obligations under, or the validity or enforceability of, the Agreements.

4.           To my knowledge, the Company is not in default with respect to any order or decree of any court or any order, regulation or demand of any federal, state, municipal or governmental agency, which default might have consequences that would materially and adversely affect the condition (financial or other) or operations of the Company or its properties or might have consequences that would materially and adversely affect its performance under the Agreements.

5.           To my knowledge, no consent, approval, authorization or order of any federal court or governmental agency or body is required for the consummation of the transactions contemplated by the Agreements, other than those which have been obtained by the Company.

This opinion is furnished solely for the benefit of the Addressees listed on Exhibit A in connection with the transaction referred to herein.  This letter may not be relied upon, used, quoted, circulated or otherwise referred to by any other person or for any other purpose without my prior written approval; provided, however, that Orrick, Herrington & Sutcliffe LLP may rely on this opinion in connection with the rendering of their opinion in connection with the Agreements.

I understand that you will file this opinion with the Securities and Exchange Commission as an exhibit to a Current Report on Form 8-K for incorporation into the Registration Statement. I hereby consent to the filing of this opinion with the Securities and Exchange Commission.

Very truly yours,

/s/ Kenneth Kopelman

Kenneth Kopelman

EXHIBIT A

Structured Asset Mortgage Investments II Inc. 383 Madison Avenue New York, New York 10179	Bear, Stearns & Co. Inc. 383 Madison Avenue New York, New York 10179
Wells Fargo Bank, National Association 9062 Old Annapolis Road Columbia, Maryland 21045